EXHIBIT 4.19

This Agreement made this 1st day of July 2008 Between

FIVE AND TWO ASSOCIATES (LESSOR/LANDLORD)

Post Office Box 335

Glenmont, New York 12077

AND

Unilens Corp. USA (LESSEE/TENANT)

10431 72nd Street North

Largo, Florida 33777

Witnesseth: The Landlord hereby leases to the Tenant the following premises:

27,067 + square feet of the building located at 10431 72nd Street North Largo Florida 33777

For the term of five (5) years

To commence from the 1st day of July, 2008 and to end on the

30th day of June, 2013 to be used and occupied only for genera1 office purposes as well as manufacturing.

Upon the conditions and covenants following:

1st That the Tenant shall pay the annual rent of One Hundred Eighty Thousand Dollars

($180,000.00)

Which rent shall be paid in equal monthly payments in advance on the 1st day of each and every month during the term aforesaid, as follow: Fifteen Thousand Dollars per month (15,000.00) per month for the first Thirty-six months of the lease period. Commencing in July of 2011 and for the next twelve months the rent shall be sixteen Thousand One Hundred Twenty-five Dollars ($16,125.00) or One Hundred Ninety-Three Thousand Five Hundred Dollars per year. Commencing with the payment of July 1, 2012 Lessee shall pay monthly rent of Sixteen Thousand Five Hundred Twenty-eight Dollars and twelve cents ($16,528.12) or One Hundred Ninety-eight Thousand Three Hundred Thirty-seven Dollars and Forty-four cents (198,337.44).

As with the previous lease between the parties this lease is a “Triple Net” lease with Lessee being responsible for all property carrying costs included but not limited to Taxes, Real and personal, insurance, water and sewer, heat and electric.

2nd That the Tenant shall take good care of the premises and shall, at the Tenant’s own cost and expense make all repairs in the demised premises, provided that such repairs are necessitated by the act or acts of Tenant, its employees or its invitees.

Lessee shall be solely responsible for any and all landscaping improvements to the subject property.

Any installation of a power generator or power generating system shall be done at the sole expense of Lessee subject to Lessor approval.

Any and all changes to the interior of the office space or reconfiguration of the floor plan of the premises shall be done at the sole cost and expense of Lessee subject to Lessor approval.

And at the, end or other expiration of the term, shall deliver up the demised premises in good order or condition, damages by the elements excepted.

3rd That the Tenant shall promptly execute and comply with all statues, ordinances, rules, orders, regulations and requirements of the Federal, State and Local Governments and of any and all their Departments and Bureaus applicable to said premise, for the correction, prevention, and abatement of nuisances or other grievances, in, upon, or connected with said premises during said term; and shall also promptly comply with and execute all rules, orders and regulations of the Florida Board of Fire Underwriters, or any other similar body, at the Tenant’s own cost and expense.

4th That the Tenant, Successors, heirs, executors or administrators shall not assign this agreement, or underlet or under-lease the premises, or any part thereof, or make any alterations on the premises, without the Landlord’s consent in writing; or occupy, permit or suffer the same to be occupied for any business or purpose deemed disreputable or extra-hazardous on account of fire, under the penalty of damages and forfeiture, and in the event of a breach thereof, the term herein shall immediately cease and determine at the option of the Landlord as if it were the expiration of the original term. A change in stock ownership of Tenant shall not require Landlord’s consent. Nor shall Landlord consent be required for any subsidiary of Tenant or a company wholly owned and controlled by Tenant who may become an assignee of the lease or a sublessee. Landlords consent will not be unreasonably withheld. Any decision made pursuant to this paragraph shall be made promptly within 30 days and shall be in writing which writing will place no added financial obligation upon any assignee or sublessee.

5th Tenant must give Landlord prompt notice of fire, accident, damage or dangerous or defective condition. If the Premises can not be used because of fire or other casualty, Tenant is not required to pay rent for the time the Premises are unusable. If part of the Premises can not be used, Tenant must pay rent for the usable part. Landlord shall have the right to decide which part of the premises is usable. Landlord need only repair the damaged structural parts of the Premises. Landlord in not required to repair or replace any equipment, fixtures, furnishings or decorations unless originally installed by Landlord. Landlord is not responsible for delays due to settling insurance claims, obtaining estimates, labor and supply problems or any other cause not full under Landlord’s control.

If the fire or other casualty is caused by an act of neglect of Tenant, Tenant’s employees or invitees, or at the time of the fire or casualty Tenant is in default in any term of this Lease, then all repairs will be made at the Tenants expense and Tenant must pay the full rent with no adjustments. The cost of the repairs will be added to rent.

Landlord has the right to demolish or rebuild the Building if there is substantial damage by fire or other casualty. Landlord may cancel this Lease within 30 days after Landlord’s cancellation notice to Tenant. Tenant must deliver the Premises to Landlord on or before the cancellation date in the notice and pay all rent due to the date of the fire or casualty. If the Lease is cancelled Landlord is not required to repair the Premises or Building. The cancellation does not release Tenant of liability in connection with the fire or casualty.

6th The said Tenant agrees that the said Landlord and the Landlord’s agents and other representatives shall have the right to enter into and upon said premises, or any part thereof, at all reasonable hours for the purpose of examining the same, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof.

7 th The Tenant also agrees to permit the Landlord or the Landlord’s agents to show the premises to person wishing to hire of purchase the same; and the Tenant further agrees that on and after the sixth month, next preceding the expiration of the term hereby granted, the Landlord or the Landlord’s agents shall have the right to place notices on the front of said premises, or any part thereof, offering the premises “To Let” or “For Sale”, and the Tenant herby agrees to permit the same to remain therein without hindrance or molestation.

8th That if the said premises, or any part thereof shall be deserted or become vacant during said term, or if any default be made in the payment of the said rent or any part thereof, or if any default be made in the performance of any of the covenants herein contained, the Landlord or representatives may reenter the said premises by force, summary proceedings or otherwise, and remove all person therefrom, without being liable to prosecution therefore, and the Tenant hereby expressly waives the service of any notice in writing of intention to re-enter, and the Tenant shall pay at the same time as the rent becomes payable under the terms hereof a sum equivalent to the rent reserved herein, and the Landlord may rent the premises on behalf of the Tenant, reserving the right to rent the premises for a longer period of time than fixed in the original lease without releasing the original Tenant from any liability, applying any moneys collected, first to the expense of resuming or obtaining possession, second to restoring the premises to rentable condition, and then to the payment of the rent and all other charges due and to grow due to the Landlord, any surplus to be paid to the Tenant, who shall remain liable for any deficiency.

Tenant shall not be deemed in monetary default under this lease unless Tenant has failed to make any payment due within 10 days after written demand is made by Landlord to cure monetary default.

9th Landlord may replace, at the expense of Tenant, any and all broken glass in and about the demised premises. Landlord may insure, and keep insured, all plate glass in the demised premises for and in the name of Landlord. Bill, for the premiums therefore shall be rendered by Landlord to Tenant at such times as Landlord may elect, and shall be due from, and payable by Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, additional rental. Damage and injury to the said premises, caused by the carelessness, negligence or improper conduct on the part of the said Tenant or the Tenant’s agents or employees shall be repaired as speedily as possible by the Tenant at the Tenant’s own cost and expense.

10th That the Tenant shall neither encumber nor obstruct the sidewalk in front of, entrance to, or halls and stairs of said premises, nor allow the same to be obstructed or encumbered in any manner.

1lth The Tenant shall neither place, or cause or allow to be placed, any sign or signs of any kind whatsoever at, in or about the entrance to said premises or any other part of same, except in or at such place or places as may be indicated by the Landlord and consented to by the Landlord in writing. And in case the Landlord or the Landlord’s representative shall deem it necessary to remove any such sign or signs in order to paint the said premises or the building wherein same is situated or make any other repairs, alterations or improvements in or upon said premises or building or any part thereof, the Landlord shall have the right to do so, providing the same be removed and replaced at the Landlord’s expense, whenever the said repair, alterations or improvements shall be completed.

12th That the Landlord is exempt from any and all liability for any damage or injury to person or property caused by or resulting from steam, electricity, gas, water, rain, or any leak or flow from or into any part of said building or from any damage or injury resulting or arising from any other cause or happening whatsoever unless said damage or injury be caused by or be due to the negligence of the Landlord.

13th That if default be made in any of the covenants herein contained, then it shall be lawful for the said Landlord to re-enter the said premises, and the same to have again, re-possess and enjoy. The said Tenant herby expressly waives the service of any notice in writing of intention to re-enter.

14th That this instrument shall not be a lien against said premises in respect to any mortgages shall have preference and precedence and be superior and prior in lien of this lease, irrespective of the date of recording and the Tenant agrees to execute without cost, any such instrument which may be deemed necessary or desirable to further effect the subordination of this lease to any such mortgage or mortgages, and a refusal to execute such instrument shall entitle the Landlord, or the Landlord’s assigns and legal representatives to the option of canceling this lease without incurring any expense or damage and the term herby granted is expressly limited accordingly.

Tenant agrees to enter into a Subordination-Non Disturbance Agreement with any lender designated by Landlord provided such agreement states that Tenant’s leasehold estate will not be cut off as a result of any foreclosure as long as Tenant is not in default in any provisions of the lease beyond applicable notice and cure periods.

Upon twenty days written notice, Landlord shall deliver to the Tenant a written statement stating that the lease is in full force and effect and that Tenant is current in its obligations and if Tenant is in default, set forth the specific nature of the default and what if any curative measures remain open to Tenant.

15th The Tenant has previously deposited with the Landlord the sum of $ zero as security for the full and faithful performance by the Tenant of all the terms, covenants and conditions of this lease upon the Tenant’s part to be performed, which said sum shall be returned to the Tenant after the time fixed as the expiration of the term herein, provided the Tenant has fully and faithfully carried out all of said terms, covenants and conditions on Tenant’s part to be performed. In the event of a bona fide sale, subject to this lease, the Landlord shall have the right to transfer the security to the vendee for the benefit of the Tenant and the Landlord shall be considered released by the Tenant from all liability for the return of such security; and the Tenant agrees to look to the new Landlord solely for the return of the said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new Landlord.

16th The security deposited under this lease, if any, shall not be mortgaged, assigned or encumbered by the Tenant without the written consent of the Landlord.

17th It is expressly understood and agreed that in case the demised premises shall be deserted or vacated, or if default be made in the payment of the rent or any part thereof as herein specified, or if, without the consent of the Landlord, the Tenant shall sell, assign, or mortgage this lease or if default be made in the performance of any of the covenants and agreements in this lease contained on the part of the Tenant to be kept and performed, or if the Tenant shall fail to comply with any of the statues, ordinances, rules, orders, regulations and requirements of the Federal, State and Local Governments or of any and all their Departments and Bureaus, applicable to said premises, or if the Tenant shall file or there be filed against Tenant a petition in Bankruptcy or arrangement, or Tenant be adjudicated a bankrupt or make an assignment for the benefit of creditors or take advantage of any insolvency act, the Landlord may, if the Landlord so elects, at any time thereafter terminate this lease and the term hereof, on giving to the Tenant five days’ notice in writing of the Landlord’s intention so to do, and this lease and the term hereof shall expire and come to an end on the date fixed in such notice as if the said date were the date originally fixed in this lease for the expiration hereof. Such notice may be given by mail to the Tenant addressed to the demised premises.

Tenant shall not be in default under any non-monetary obligation of this lease until 30 days after Tenant has received written notice of its failure to comply with its non-monetary obligation.

18th Radon is a naturally occurring radioactive gas that, when it has accumulated in the building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from a County Public Health Unit.

19th That the Tenant will not nor will the Tenant permit under tenants or other persons to do anything in said premises, or bring anything into said premises, or permit anything to be brought into said premises or to be kept therein, which will in any way increase the rate of fire insurance on said demised premises, nor use the demised premises or any part thereof, nor suffer or permit their use for any business or purpose which would cause an increase in the rate of fire insurance on said building, and the Tenant agrees to pay on demand any such increase.

20th The failure of the Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein, shall not be deemed a waiver of any rights or remedies that the Landlord may have, and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained. This instrument may not be changed, modified, discharge or terminated orally.

21st If the whole or any part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then ad in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim against Landlord for the Value of any unexpired term of said lease. No part of any award shall belong to the Tenant.

22nd If after default in payment of rent or violation of any other provision of this lease, or upon the expiration of this lease, the Tenant moves out or is dispossessed and fails to remove any trade fixtures or other property prior to such said default, removal, expiration of lease, or prior to the issuance of the final order or execution of the warrant, then and in that event, the said fixtures and property shall be deemed abandoned by the said Tenant and shall become the property of the Landlord.

23rd In the event that the relation of the Landlord and Tenant may cease or terminate by reason of the re-entry of the Landlord under the terms and covenants contained in this lease or by the ejectment of the Tenant by summary proceedings or otherwise, or after the abandonment of the premises by the Tenant, it is hereby agreed that the Tenant shall remain liable and shall pay in monthly payments the rent which accrues subsequent to the re-entry by the Landlord, and the Tenant expressly agrees to pay as damages for the breach of the covenants herein contained, the difference between the rent reserved and the rent collected and received, if any, by the Landlord during the remainder of the unexpired term, such difference or deficiency between the rent herein reserved and the rent collected if any, shall become due and payable in monthly payments during the remainder of the unexpired term, as the amounts of such difference or deficiency shall from time to time be ascertained; and it is mutually agreed between Landlord and Tenant that the respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of or in any way connected with this lease, the Tenant’s use or occupancy of said premises, an/ or any claim of injury or damage.

24th The Tenant Waives all rights to redeem under any law of the State of Florida.

25th This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part or Tenant to be performed shall nowise be affected, impaired or excused because Landlord is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of governmental preemption in connection with National Emergency or in connection with any rule, order or regulation of any department or subdivision thereof of any governmental agency or by reason of the condition of supply and demand which have been or are affected by war or other emergency.

26th No diminution or abatement of rent, or other compensation, shall be claimed or allowed for inconvenience or discomfort arising from the making of repairs or improvements to the building or to its appliances, nor for any space taken to comply with any law, ordinance or order of a governmental authority. In respect to the various “services,” if any, herein expressly or impliedly agreed to be furnished by the Landlord to the Tenant, it is agreed that there shall be no diminution or abatement or the rent, or any other compensation, for interruption or curtailment of such “service” When such interruption or curtailment shall be due to accident, alterations or repairs desirable or necessary to be made or to inability or difficulty in securing supplies or labor for the maintenance or such “service” or to some other cause, not gross negligence on the part of the Landlord. NO such interruption or curtailment of any such “service” shall be deemed a constructive eviction. The Landlord shall not be required to furnish, and the Tenant shall not be entitled to receive, any of such “services” during any period wherein the Tenant shall be in default in respect to the payment of rent. Neither shall there be any abatement or diminution of rent because of making of repairs, improvements nor decorations to the demised premises after the date above fixed for the commencement of the term, it being understood that rent shall, in any event, commence to run at such date so above fixed.

27th Notwithstanding that this lease is characterized as a triple net lease, Landlord shall be responsible for promptly maintaining and repairing the roof, gutters, parking areas, curbs, sidewalks foundation and exterior wails on or about the premises. All repairs by Landlord shall be conducted to cause as little interruption to Tenant’s business as is reasonably possible. If Landlord fails to make any such repair, Tenant may do so at Landlord’s expense and deduct the cost of the repairs from the next months fixed rental amount. Tenant shall not be required to make any structural alterations to the premises unless such structural alteration is required solely due to the manner of use of the premises conducted by Tenant such as new Sales Offices.

28th Lessee shall provide to Lessor a Certificate of Insurance (Accord) annually in an amount not less than One Million Dollars ($1,000,000.00) naming Lessor as an additional insured. Such policy shall insure Lessor with respect to injuries to any individuals or property at the rental location. Tenant agrees to combine the above-referenced policy with a Five Million Dollar Umbrella Policy naming the Landlord as an additional insured.

Lessee shall provide proof of such ownership of property, casualty and liability insurance to Lessor annually on the anniversary date of the lease, July first.

Lessee shall indemnify and hold harmless Lessor from and against any and all claims for damages to goods, wares, merchandise and property, and for any personal injury or loss of life in, upon, or about the premises during the term of this lease.

29th Tenant shall reimburse Landlord as additional rent any and all real estate taxes associated with the premises as in the prior agreement between the parties. These taxes specifically include but are not limited to state sales taxes on rent amounts as well as estimated real estate taxes Lessee has been responsible for in the past.

30th Tenant shall be responsible for maintaining safe the parking area in and around the subject building. Any and all improvements to the parking area shall be done at the sole cost and expense of the Lessor.

31st At any time prior to three (3) months before the expiration of these five years, Tenant to give Landlord written notice of option he wishes to renew at the same terms and conditions as the original lease, except that Tenant’s rent in the sum to be ($7.70) Seven dollars Seventy cents per square feet or Seventeen Thousand Three Hundred Sixty-eight Dollars per month ($1 7,368.00) or Two Hundred Eight Thousand Four Hundred Fifteen Dollars and Ninety cents ($208,415.90) per year, for years one and two of the additional five year option, from July 1,2013 to June 30, 2015. Commencing in July of 2015 the monthly rent would increase for the next twenty-four months to Eighteen Thousand Two Hundred twenty five Dollars and eleven cents ($18,225.11) or Eight Dollars and Eight cents ($8.08) per square foot. In the final year of the option July 1, 2017 to June 30, 2018 the monthly rent would increase to Eighteen Thousand Six Hundred Seventy-six Dollars and twenty-three cents (18,676.23) or Eight Dollars and twenty-eight cents ($8.28) per square foot.

32nd Tenant shall be allowed to display a sign on the premises as it has for several years to direct clients to its offices. Any other signs to be displayed must be approved by the Landlord, whose consent may not be unreasonabably withheld.

33rd If payment of all or part of the Rent, Tax Proration or any other fees due pursuant to this lease is not received by Landlord within thirty (30) days after the due date, then in addition to the amount remaining unpaid, Tenant agrees to pay the Landlord a finance charge at the rate of nine (9%) percent per annual on the unpaid balance until all sums due pursuant to this lease have been paid.

34th After two years of the lease has expired, Tenant shall have the right to vacate the premises within Four and one half months written notice of its desire to terminate this lease. If the premises are not rented at the end of that four and one half month period Lessee shall pay to the Lessor three (3) months rent as liquidated damages. This option shall only be recognized if there is a “change of Control”of Lessee, Unilens Corp., USA or Unilens Vision, Inc. such as through a “buy-out”. After the 4.5 months and payment of the added three months of liquidated damages, if required, this lease shall be deemed terminated in all respects, including the guaranty from Unilens Vision Inc, and or any other related company.

35th Lessor shall consider a sale of the property after the third year of this agreement to the Lessee or any related company.

36th As of July 1,2008 or upon execution of this agreement, whichever shall last occur, the prior lease between Bryan Dairy Limited and University Optical Products dated February 25, 1983 as amended three times, will be terminated in all respects.

37th Any and all notices contemplated in this agreement shall be sent to the respective parties at the addresses first above mentioned. Notice to the Tenant shall be directed to Michael Pecora and any notice directed to the Landlord shall be directed to Walter V. Di Stefano, Jr. Any change of address notice shall be provided to the respective party at their current address.

And the said Landlord doth covenant that the said Tenant on paying the said yearly rent, and performing the covenants aforesaid, shall and may peacefully and quietly have, hold and enjoy the said demised premises for the term aforesaid, provided however, that this covenant shall be conditioned upon the retention of title to the premises by the Landlord and no sale of the premises is contemplated at this time.

And it is mutually understood and agreed that the covenants and agreements contained in the within lease shall be binding upon the parties hereto and upon their respective successors, heirs, executors and administrator.

In witness whereof, the parties have interchangeably set their hands and seals (or caused these presents to be signed their proper corporate officers and caused their proper corporate seal to be hereto affixed) this 1st day of July, 2008

Signed, sealed and delivered	FIVE AND TWO ASSOCIATES		Lessor/Landlord

	By	/s/ Walter V. DiStefano Jr. L.S.

In the presence of	UNILENS CORP USA		Lessee/Tenant

	By	/s/ Michael J. Pecora L.S.

GUARANTY

The undersigned, Unilens Vision Inc., a Delaware Corporation hereby guarantees to Five and Two Associates, A New York State Partnership, the payment and performance by Unilens Corp. USA of the terms and conditions of the foregoing Lease

IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty this 1 st day of July, 2008.

UNILENS VISION INC.

	By:	/s/ Michael J. Pecora
President

Sworn to before me this 1st day of July 2008	Attest:	/s/ Leonard F. Barker
Secretary